Exhibit 10.20

INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT (this “Agreement”), dated February 17, 2006, between Morgans Hotel Group LLC, a Delaware limited liability company (“MHG LLC”), and Morgans Group LLC, a Delaware limited liability company (“Morgans Group LLC”).

RECITALS

WHEREAS, the Board of Directors of NorthStar Capital Investment Corp., a Maryland corporation and the general partner of NorthStar Partnership, L.P., a Delaware limited partnership that controls NorthStar Hospitality LLC, a Delaware limited liability company that is the managing member of MHG LLC, has determined that it is in the best interests of MHG LLC and its members to complete an initial public offering (the “IPO”) of shares of Morgans Hotel Group Co., a Delaware corporation (“MHG Co.”), which will be the managing member of Morgans Group LLC;

WHEREAS, as a result of the IPO and the Formation and Structuring Transactions (as defined below), Morgans Group LLC will no longer be a wholly-owned subsidiary of MHG LLC; and

WHEREAS, in connection with the foregoing, the parties desire to set forth certain agreements regarding releases and indemnification following the separation.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, MHG LLC and Morgans Group LLC agree as follows:

ARTICLE I
DEFINITIONS

For the purpose of this Agreement the following capitalized terms shall have the meanings specified herein.

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal.

“Assumed Liabilities” shall mean (i) all Liabilities relating to, arising out of or in connection with the ownership, business or operations of the Transferred Business, whether arising before, in connection with, on or after the effective date of the Formation and Structuring Transactions, and (ii) all other Liabilities of the MHG LLC Group which relates to acts or omissions of any such parties relating to ownership, business or operations of the Transferred Business or the Formation and Structuring Transactions and the other transactions contemplated thereby prior to consummation of the Formation and Structuring Transactions (including the IPO).  For the avoidance of doubt, the term Assumed Liabilities shall include, without limitation, (i) all Liabilities for income taxes, indemnification obligations and other contingent liabilities of MHG LLC and its direct and indirect subsidiaries relating to the ownership, business or operations of the Transferred Business relating to periods ending on or prior to the effective date of the Formation and Structuring Transactions, including any Liabilities relating to the agreement with or claims by the hotel designer described in Note 5 to the Combined Financial Statements of Morgans Hotel Group Co. Predecessor included in the Registration Statement on Form S-1 filed by MHG Co. in connection with the IPO, (ii) all Liabilities for New York City or New York State transfer taxes in connection with the transactions contemplated by the Formation and Structuring Transactions or the IPO, including resulting from any subsequent transfers of common stock of MHG Co. by the MHG LLC Group that are aggregated with the transfers contemplated by the Formation and Structuring Transactions or the IPO, and (iii) all Liabilities under that certain Agreement of Lease, dated as of December 1997, by and between Adler Realty Company and ISH Operating Corp., a wholly-owned subsidiary of Morgans Hotel Group Management LLC; provided, however, that the amount of any Assumed Liability shall be reduced by any benefits or amounts that are received by the MHG LLC after the effective date of the Formation and Structuring Transactions, including any insurance or other recoveries that are received by MHG LLC from third parties relating to, arising out of or in connection with any Assumed Liability.

“Formation and Structuring Transactions” shall have the meaning assigned thereto in the Registration Statement on Form S-1 filed by MHG Co. in connection with the IPO.

“Indemnifying Party” has the meaning set forth in Section 2.5(a) hereof.

“Indemnitee” has the meaning set forth in Section 2.5(a) hereof.

“Information” means information, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, computer data, disks, diskettes, tapes, computer programs or other technical, financial, employee or business information or data.

“IPO Closing Date” shall mean the date on which shares of common stock of MHG Co. are issued pursuant to the IPO.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or un-liquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted accounting principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.  For purposes of any indemnification hereunder, “Liabilities” shall be deemed also to include any and all damages, claims, suits, judgments, fines, penalties, costs and expenses of any kind or character, including attorney’s reasonable fees.

“MHG LLC Group” or “MHG LLC Indemnitees” means MHG LLC and its wholly- and partially-owned direct and indirect subsidiaries (other than members of the Morgans Group LLC Group) and its and their respective members, affiliates, managers, directors, officers and employees (in each case, other than members of the Morgans Group LLC Group) after giving effect to the transactions contemplated by the Formation and Structuring Transactions.  For purposes hereof, “MHG LLC Group” and “MHG LLC Indemnities” shall include (i) NorthStar Partnership, L.P., a Delaware limited partnership, (ii) any general or limited partner of NorthStar Partnership, L.P., including, without limitation, NorthStar Capital Investment Corp., a Maryland corporation and the general partner of NorthStar Partnership, L.P., (iii) the Board of Directors of NorthStar Capital Investment Corp., (iv) any direct or indirect member, investor or beneficial owner of any equity interest in any partner of NorthStar Partnership, L.P. that receives shares of common stock of MHG Co. initially held by NorthStar Partnership, L.P., whether by distribution, redemption, exchange or otherwise, (v) RSA Associates, L.P., a Delaware limited partnership, (vi) any general or limited partner of RSA Associates, L.P., and (vii) any direct or indirect member, investor or beneficial owner of any equity interest in any partner of RSA Associates, L.P. that receives shares of common stock of MHG Co. initially held by RSA Associates, L.P., whether by distribution, redemption, exchange or otherwise.

“MHG Management Company” means Morgans Hotel Group Management LLC, a Delaware limited liability company.

“Morgans Group LLC Group” or “Morgans Group LLC Indemnitees” means Morgans Group LLC and its partially and wholly-owned direct and indirect subsidiaries and their respective members, managers, officers and employees after giving effect to the Formation and Structuring Transactions.

“Third Party Claim” has the meaning set forth in Section 2.5(a) of this Agreement.

“Transferred Business” means:  the business and operations of Morgans Group LLC and its partially and wholly-owned direct and indirect subsidiaries after giving effect to the consummation of the Formation and Structuring Transactions, including, without limitation, (i) MHG LLC’s interest in the ownership, business and operations of the following hotel properties, whether conducted or occurring prior to, on or after the effective date of the Formation and Structuring Transactions:

(1)           Morgans;

(2)           Mondrian;

(3)           Royalton;

(4)           Delano;

(5)           Hudson;

(6)           Clift;

(7)           Sanderson;

(8)           St. Martins Lane; and

(9)           Shore Club,

(ii) the ownership, business and operations of MHG Management Company, and (iii) MHG LLC’s interest in the ownership, business and operations of the restaurant joint ventures operating in the hotel properties named above.

ARTICLE II
MUTUAL RELEASES; INDEMNIFICATION

Section 2.1             Release of Pre-Closing Claims.

(a)           Morgans Group LLC Release.  Except as provided in Section 2.1(c), effective as of the IPO Closing Date, Morgans Group LLC does hereby, for itself and as agent for each member of the Morgans Group LLC Group, release and forever discharge the MHG LLC Indemnitees from any and all Assumed Liabilities and any and all other Liabilities whatsoever related to, arising from or in connection with the Transferred Business (whether arising at law or in equity (including any right of contribution), and whether arising under any contract or agreement, by operation of law or otherwise), existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the IPO Closing Date, including, without limitation, any such acts, events or conditions on or before the IPO Closing Date in connection with the Formation and Structuring Transactions, including the IPO, other than any Liabilities attributable to such member in its capacity as a selling stockholder in the IPO or asserted by another member of the MHG LLC Group.

(b)           No Actions as to Released Claims.  Morgans Group LLC agrees, for itself and as agent for each member of the Morgans Group LLC Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against MHG LLC or any other person released pursuant to Section 2.1(a), with respect to any Liabilities released pursuant to Section 2.1(a).

(c)           Excluded Liabilities; No Impairment.  Nothing contained herein shall release any claims under, or impair any right of any person to enforce, this Agreement or the IPO underwriting agreement.

Section 2.2             Indemnification by Morgans Group LLC.  Except as otherwise provided in this Agreement, Morgans Group LLC shall indemnify, defend and hold harmless the MHG LLC Indemnitees from and against any and all Liabilities that any third party seeks to impose upon the MHG LLC Indemnitees, or which are imposed upon the MHG LLC Indemnitees, if and to the extent such Liabilities relate to, arise out of or result from any of the following items (without duplication):

(i)            the Assumed Liabilities;

(ii)           the Transferred Business or the Formation and Structuring Transactions, including the IPO, other than any Liabilities attributable to such member in its capacity as a selling stockholder in the IPO or asserted by another member of the MHG LLC Group;

(iii)          any breach by any member of the Morgans Group LLC Group of this Agreement; and

(iv)          any Liabilities of the Morgans Group LLC Group.

In the event that any member of the Morgans Group LLC Group makes a payment to the MHG LLC Indemnitees hereunder, and any of the MHG LLC Indemnitees subsequently diminishes the Liabilities on account of which such payment was made, either directly or through a third-party recovery, MHG LLC will promptly repay (or will procure an MHG LLC Indemnitee to promptly repay) such member of the Morgans Group LLC Group the amount by which the payment made by such member of the Morgans Group LLC Group exceeds the actual cost to the MHG LLC Indemnitee of the associated indemnified Liability; provided, however, that in the event that any indemnified Liability that was diminished is subsequently reinstated such that the net amount paid by such member of the Morgans Group LLC Group is less than the amount of the reinstated Liability, such member of the Morgans Group LLC Group shall pay the difference to MHG LLC or the MHG LLC Indemnitee, as applicable.

Section 2.3             Indemnification by MHG LLC.  Except as otherwise provided in this Agreement, MHG LLC shall indemnify, defend and hold harmless the Morgans Group LLC Indemnitees from and against any and all Liabilities that any third party seeks to impose upon the Morgans Group LLC Indemnitees, or which are imposed upon the Morgans Group LLC Indemnitees, if and to the extent such Liabilities relate to, arise out of or result from any of the following items (without duplication):

(i)            any breach by any member of the MHG LLC Group of this Agreement;

(ii)           any Liabilities of the MHG LLC Group (other than the Assumed Liabilities); and

(iii)          any Liability resulting from a claim by one member of the MHG LLC Group against another member of the MHG LLC Group.

In the event that any member of the MHG LLC Group makes a payment to the Morgans Group LLC Indemnitees hereunder, and any of the Morgans Group LLC Indemnitees subsequently diminishes the Liabilities on account of which such payment was made, either directly or through a third-party recovery, Morgans Group LLC will promptly repay (or will procure an Morgans Group LLC Indemnitee to promptly repay) such member of the MHG LLC Group the amount by which the payment made by such member of the MHG LLC Group exceeds the actual cost to the Morgans Group LLC Indemnitee of the indemnified Liability; provided, however, that in the event that any indemnified Liability that was diminished is subsequently reinstated such that the net amount paid by such member of the MHG LLC Group is less than the amount of the reinstated Liability, such member of the MHG LLC Group shall pay the difference to Morgans Group LLC or the Morgans Group LLC Indemnitee, as applicable.

Section 2.4             Indemnification of Specific Claims.  Notwithstanding anything herein to the contrary:

(a)           Indemnification by Morgans Group LLC.  Morgans Group LLC shall indemnify, defend and hold harmless the MHG LLC Group Indemnitees from and against any and all Liabilities that any third party seeks to impose upon the MHG LLC Group Indemnitees, or which are imposed upon the MHG LLC Group Indemnitees, if and to the extent such Liabilities relate to, arise out of or result from any of the following agreements (collectively, the “Guarantees and Other Obligations”):

(i)            the Guaranty Agreement, dates as of August 28, 2000, by MHG LLC in favor of Chevron, TCI, Inc., and

(ii)           the Joint Venture Agreement, dated as of September 7, 1999, between MHG LLC and Chodorow Ventures LLC;

(iii)          any other guaranties or indemnification obligations granted to third parties relating to the Transferred Business.

(b)           Release. Following the date hereof, Morgans Group LLC will use its reasonable best efforts to obtain a complete release of MHG LLC (and all other members of the MHG LLC Group if applicable) from all liabilities and obligations under the Guarantees and Other Obligations.  The release relating to such guarantees shall be in form and substance reasonably satisfactory to MHG LLC; provided, however, that Morgans Group LLC shall not be required to spend more than a nominal amount of its own funds to obtain such release.

(c)           Limitations on Indemnification.   In determining indemnification payments pursuant to this Section 2.4, the parties shall make appropriate adjustments for recovery of tax benefits and insurance coverage. A party entitled to indemnification pursuant to this Section 2.4 shall use its commercially reasonable efforts to mitigate any damages for which it may be entitled to indemnification hereunder. If each party owes an amount to the other, the two amounts shall be offset and netted against each other and only the net amount shall be paid.

Section 2.5             Procedures for Defense, Settlement and Indemnification of Third Party Claims.

(a)           Notice of Claims.  If an MHG LLC Indemnitee or a Morgans Group LLC Indemnitee, as applicable (an “Indemnitee”), receives notice or otherwise learns of the assertion by a person (including any regulatory authority) who is not a member of the MHG LLC Group or the Morgans Group LLC Group of any claim or of the commencement by any such person of any Action (collectively, a “Third Party Claim”) with respect to which a party (an “Indemnifying Party”) may be obligated to provide indemnification to such Indemnitee pursuant to Section 2.2, 2.3 or 2.4, MHG LLC and

Morgans Group LLC, as applicable, will ensure that such Indemnitee shall give such Indemnifying Party written notice thereof within thirty (30) days after becoming aware of such Third Party Claim.  Any such notice shall describe the Third Party Claim in reasonable detail.  Notwithstanding the foregoing, the delay or failure of any Indemnitee or other person to give notice as provided in this Section 2.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article II, except to the extent that such Indemnifying Party is actually and substantially prejudiced by such delay or failure to give notice; provided that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have to an Indemnitee otherwise than under this Article II.

(b)           Defense of Claims.  An Indemnifying Party shall retain counsel reasonably satisfactory to the Indemnitee and shall manage the defense of and may settle or compromise any Third Party Claim so long as such settlement or compromise contains a full and unconditional release of each Indemnified Party and does not include any statement as to any admission of fault, culpability or failure to act by or on behalf of any Indemnitee.  Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 2.5(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee that the Indemnifying Party will assume responsibility for managing the defense of such Third Party Claim.

(c)           Defense By Indemnitee.  If an Indemnifying Party fails to assume responsibility for managing the defense of a Third Party Claim or to diligently defend such Third Party Claim, or fails to notify an Indemnitee that it will assume responsibility as provided in Section 2.5(b), such Indemnitee may manage the defense of such Third Party Claim and may settle such Third Party Claim without the consent of the Indemnifying Party.  In any proceeding relating to a Third Party Claim, any Indemnitee shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnitee and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood that the Indemnifying Party shall not, in respect of the legal expenses of all Indemnitees in connection with any Third Party Claim or related Third Party Claims in the same jurisdiction, be liable for the reasonably incurred fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnitees.

(d)           No Settlement By Indemnitee Without Consent.  Unless the Indemnifying Party has failed to manage the defense of the Third Party Claim in accordance with the terms of this Agreement, or has failed to notify an Indemnitee that it will assume responsibility as provided in Section 2.5(b), no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party.

Section 2.6             Additional Matters Regarding Indemnification.

(a)           Substitution.  In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant.  If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the parties regarding indemnification and the management of the defense of claims as set forth in this Article II shall not be altered.

(b)           Subrogation.  In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person.  Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 2.7             Survival of Indemnities.  The rights and obligations of MHG LLC and Morgans Group LLC under this Article II shall survive the sale or other transfer by any party of any assets or businesses or the assignment by it of any Liabilities or the sale by any member of the MHG LLC Group or the Morgans Group LLC Group of the capital stock or other equity interests of any subsidiary to any person.

Section 2.8             Agreement For Exchange of Information.  Subject to applicable confidentiality restrictions and subject to providing the contemplated Information only to those persons who require such Information in the course of their duties, each of MHG LLC and Morgans Group LLC agree to provide, or cause to be provided, to each other, at any time after the IPO Closing Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such party that the requesting party reasonably needs:

(a)           to comply with reporting, disclosure, filing or other requirements imposed on the requesting party by a regulatory authority having jurisdiction over the requesting party or otherwise required by law;

(b)           for use in any regulatory proceeding, judicial proceeding or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements;

(c)           to comply with its obligations under this Agreement; or

(d)           in connection with the ongoing businesses of MHG LLC or Morgans Group LLC as it relates to the conduct of such businesses, as the case may be;

provided, however, that in the event that either party determines that any such provision of Information could be commercially detrimental, violate any applicable law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

Section 2.9             Other Agreements.

(a)           Agreements Regarding Restaurant JV Agreement.  MHG LLC hereby agrees, for the benefit of Morgans Group LLC, to provide Morgans Group LLC with the benefit of any of its rights and benefits under the Joint Venture Agreement (the “Restaurant JV Agreement”), dated as of September 7, 1999, between MHG LLC and Chodorow Ventures LLC.  Morgans Group LLC hereby agrees, for the benefit of MHG LLC, to fulfill all of the obligations of Venturer A (as defined in the Restaurant JV Agreement) under the Restaurant JV Agreement.  In furtherance thereof, MHG LLC hereby agrees, if necessary pursuant to the terms of the Restaurant JV Agreement, to take any and all actions and give any notices thereunder, and, if requested by Morgans Group LLC, to exercise any rights and fulfill any obligations of Venturer A thereunder in order to permit Morgans Group LLC to obtain all of the rights and benefits of Venturer A the Restaurant JV Agreement, in all cases at the expense of Morgans Group LLC.

(b)           Other Agreements.  MHG LLC and Morgans Group LLC agree to execute and deliver, or to use their reasonable commercial efforts to cause to be executed and delivered by the appropriate parties, such other agreements, instruments and other documents as may be necessary or desirable in order to effect the purposes of this Agreement and the Formation and Structuring Transactions.  The parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement and the Formation and Structuring Transactions, and shall (a) furnish upon request to each other such further information; and (b) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Formation and Structuring Transactions.

ARTICLE III
MISCELLANEOUS

Section 3.1             Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

Section 3.2             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 3.3             Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile with confirmation of receipt, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) as follows:

if to MHG LLC:

Morgans Hotel Group LLC
c/o NorthStar Partnership, L.P.
527 Madison Avenue, 16th Floor
New York, New York 10022
Attn: Richard McCready
Facsimile: (212) 319-4557

if to Morgans Group LLC:

c/o Morgans Hotel Group Co.
475 Tenth Avenue
New York, New York 10018
Attn.:  Chief Financial Officer
Facsimile:  (212) 277-4260

or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above.  Any notice or communication delivered in person shall be deemed effective on delivery.  Any notice or communication sent by facsimile or by overnight air courier shall be deemed effective on the first Business Day following the day on which such notice or communication was sent.  Any notice or communication sent by registered or certified mail shall be deemed effective on the third Business Day following the day on which such notice or communication was mailed.  As used in this Section 3.3, “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New York are authorized or obligated by law or executive order to close.

Section 3.4             Parties in Interest.  This Agreement and the other documents referred to herein, shall be binding upon MHG LLC and Morgans Group LLC and inure solely to the benefit of the Morgans Group LLC Group and the MHG LLC Group and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 3.5             Counterparts.  This Agreement and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 3.6             Assignment.  The rights and obligations in this Agreement may not be assigned or delegated by any party hereto, in whole or in part, without the express prior written consent of the other party hereto.

Section 3.7             Severability.  If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 3.8             Failure or Indulgence Not Waiver.  No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 3.9             Amendment.  No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to this Agreement.

Section 3.10           Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

[signature pages follow]

WHEREFORE, the parties have signed this Agreement effective as of the date first set forth above.

MORGANS HOTEL GROUP LLC			MORGANS GROUP LLC

			By:	Morgans Hotel Group Co., its managing member
By:	/s/ W. Edward Scheetz
	Name:	W. Edward Scheetz	By:	/s/ W. Edward Scheetz
	Title:	Chief Executive Officer		Name:	W. Edward Scheetz
				Title:	Chief Executive Officer